Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF ELIMINATION

OF

CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK

OF

PROVECTUS BIOPHARMACEUTICALS, INC.

1.	The name of the Corporation is Provectus Biopharmaceuticals, Inc. (the “Company”).

2.	The Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock of the Company (the “Series B Preferred Stock”) was filed with the Delaware Secretary of State on August 25, 2016.

3.	No shares of Series B Preferred Stock are currently issued or outstanding.

4.	The Board of Directors of the Company approved and adopted the following resolutions, eliminating the Series B Preferred Stock and approving the filing of this Certificate of Elimination (the “Certificate of Elimination”):

NOW THEREFORE, BE IT RESOLVED, that there are no authorized shares of Series B Convertible Preferred Stock outstanding, and none will be issued under the Certificate of Designation filed with the Delaware Secretary of State on August 25, 2016; and

FURTHER RESOLVED, that the Board of Directors hereby consents to and approves the Certificate of Elimination.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Elimination this 30th day of March, 2022.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Heather Raines
Heather Raines
Chief Financial Officer